EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of September 20, 2024 (the “Effective Date”), by and among AMMO, Inc., a Delaware corporation (“Company”) and Paul Kasowski (“Employee”). The Company and Employee collectively (the “Parties”)

RECITALS

WHEREAS, the Company desires to retain the services of Employee as Chief Financial Officer and the Employee is willing and able to render such services, subject to the terms and conditions set forth in this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of their mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I DUTIES AND TERM

1.1
Employment.

(a)
Prior to the Effective Date of this Agreement, Company and Employee entered into an offer letter (“Offer Letter”), with an effective date of January 15, 2024, in which Company employed Employee as Chief Compliance and Transformation Officer (“CCTO”). By executing this Agreement, Employee and Company mutually agree to terminate the Offer Letter. Beginning on the Effective Date, Company and Employee have no further rights, duties, and obligations under the Offer Letter and this Agreement will be the sole source of the Company and Employee’s rights, responsibilities, and obligations to each other.
(b)
On the Effective Date, Employee will henceforth be employed as the Company’s full-time Chief Financial Officer. Employee shall have such duties and responsibilities, consistent with such position as shall be assigned to Employee from time to time by the CEO and the company’s Board of Directors (“Board”).
(c)
During the period of Employee’s employment hereunder, after the Effective Date, Employee shall serve as CFO of the Company and shall have the powers, authorities, and duties customarily vested in such office in the industry of the Company and as reasonably determined by the Board.
(d)
During the Term, Employee shall (i) devote all of Employee’s business time, energy and skill to the performance of Employee’s duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of Employee’s abilities, and (iii) hold no other employment; provided that the foregoing shall not prevent Employee from continuing to participate in such charitable, civic, educational, professional, community or industry affairs as disclosed to and approved in writing by the Board so long as such activities do not, either individually or in the aggregate, interfere or conflict with Employee’s duties hereunder. Employee agrees to use best efforts to perform Employee’s duties and responsibilities within and subject to the Company’s general employment policies and practices, and such other reasonable policies, practices and restrictions as the Company shall from time to time establish for its similarly situated executives.

1.2
Rules and Regulations. The Company shall have the right from time to time to establish rules, regulations, and special instructions covering the terms and conditions of work of Employee, and Employee agrees to obey and abide by all such lawful rules, regulations, and special instructions given by the Company through its authorized agents. In the event of a conflict between the terms of this Agreement and any rules, regulations, or special instructions promulgated by the Company, the terms of this Agreement will prevail.

ARTICLE II COMPENSATION

2.1
Base Salary. Subject to the further provisions of this Agreement, the Employee’s base salary shall be three hundred twenty-five thousand U.S. dollars ($325,000.00) annually (the “Base Salary”). The Board, within its discretion and upon recommendation from the compensation committee (“Compensation Committee”), may adjust the Base Salary. The Base Salary shall be paid in accordance with the Company’s normal payroll practices, which is currently bi-monthly.
2.2
Stock Compensation. On the Effective Date, each quarter Employee works, Employee will earn 25,000 shares of restricted common stock in the Company (the “Shares”). To be entitled to the Shares, the Employee must work the entire quarter. The first 25,000 Shares will be issued to Employee on September 30, 2024, provided that Employee meets the requirements of this Section 2.2. Employee will be entered into the new Long-Term Incentive (LTI) Stock program upon approval of the program by the Board of Directors and Shareholders. The LTI program will consist of 50% Restricted Stock and 50% Stock Options issued from the Company’s 2017 Equity Incentive Plan. Under the LTI program, Employee will be entitled to earn the same amount of Restricted Stock as the Shares.
2.3
Bonus Compensation – During the Term, and in the sole discretion of the Board and subject to the recommendation of the Compensation Committee, the Employee shall be eligible to receive performance-based bonus compensation which shall be determined in the sole discretion of the Compensation Committee of the Board. The Bonus target shall be 100% of Employee’s annual Base Salary (“Bonus”).
2.4
Qualified Plan. Employee shall be entitled to enrollment into a retirement or deferred compensation plan including, without limitation, any profit sharing, pension or 401(k) plan (“Qualified Plan”), then maintained by the Company for its employees provided Employee satisfies the enrollment criteria of any Qualified Plan.
2.5
Employee Benefit Plans. Employee shall be entitled to participate in any employee benefit plans the Company may establish or adopt for the benefit of the employees of the

Company. During the Term, the Company shall provide Employee with health and medical insurance benefits with 100% of monthly premiums paid for by the Company for the Employee and his immediate family.
2.6
Time Off. Employee shall be entitled to 4 weeks of paid time off per year, whether because of sickness, vacation, or otherwise (“Time Off”). The timing of vacations shall be scheduled in a manner that is reasonable acceptable to the Company and shall be undertaken with due consideration to ensuring consistent senior managerial oversight of the Company’s business operations during such Time Off. Accrued but unused Time Off shall not roll over to the next fiscal year and is “use it or lose it” Time Off.
2.7
Reimbursement of Business Expenses. Employee is authorized to incur reasonable expenses (including telephone, commercial air travel, and entertainment) in carrying out Employee’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses incurred during the Term, subject to the Company’s written expense reimbursement policies, employee travel policies and any written pre-approval policies in effect from time to time.
2.8
Clawback. To the extent required by applicable law or regulation, any applicable stock exchange listing standards or any clawback policy adopted by the Company pursuant to any such law, regulation or stock exchange listing standards, or to comport with good corporate governance practices, and any other incentive compensation granted to Employee (whether pursuant to this Agreement or otherwise) shall be subject to the provisions of any applicable clawback policies or procedures, which may provide for forfeiture and/or recoupment of such amounts paid or payable under this Agreement or otherwise, including incentive equity awards granted to Employee.

ARTICLE III TERM AND TERMINATION

3.1 This Agreement shall begin on the Effective Date and shall terminate one day before the second anniversary of the Effective Date for an effective term of twelve (12) months (the “Initial Term”) unless Employee’s employment with the Company terminates earlier pursuant to this Article III. The Term shall be extended automatically at the close of business on the day before the end of the last day of the Initial Term and on up to two successive anniversaries of the Effective Date thereafter (each such anniversary, a “Renewal Date”) by successive one (1) year periods unless either the Company or the Employee provides written notice of an intention to terminate the Agreement at least ninety (90) days prior to such Renewal Date. The term “Period of Employment” shall include any such automatic one (1) year extensions. The Period of Employment may be modified only by a written agreement between the parties and in such case, the term “Period of Employment” shall be deemed to mean the Period of Employment as so modified. Notwithstanding anything to the contrary herein, Executive’s employment with the Company shall be “at will” and a non-renewal of the Agreement by the Company shall not provide the Executive with “Good Reason” for purposes of a resignation for Good Reason under this Article III.

Notwithstanding the foregoing, Employee may terminate this Agreement for any reason with sixty (60) days written notice. In the event the Employee terminates this Agreement for any reason, beginning the day after the effective date of Employee’s resignation, Employee is no longer entitled to any further compensation and benefits as outlined in Article 2 above.

Additionally, the Company may terminate this Agreement at any time without cause and the Employee may resign for Good Reason. For the purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s written consent, provided that Employee provides written notice to the Company of such event constituting Good Reason within 60 days of the occurrence and the Company does not cure such event within 30 days of the receipt of such notice from Employee: (A) a material reduction in Executive’s Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company of not more than 10%), (B) a material diminution in Employee’s duties, authorities and responsibilities; or (C) a Company-mandated relocation of Employee’s principal place of employment for a period longer than 6 months and by more than one hundred (100) miles.

Subject to entry into a separation and release agreement, in the event that the Company terminates this Agreement without cause, or Employee resigns for Good Reason, Employee shall be entitled to compensation, including salary and insurance benefits for a period of twelve (12) months from the effective date of termination (the “Severance Period”) and 100% of the Shares and options, including any remaining unvested Shares and options which shall immediately become vested and issuable upon termination. The Employee’s reimbursable expenses shall be paid within 15 days of termination.

Notwithstanding the foregoing, Employee will not be entitled to any severance if the Company terminates his employment for “cause.” “Cause” will exists if: (a) Employee materially violates any provisions of this Agreement or the written rules, policies and/or procedures of the Company in effect from time to time; (b) Employee engages in conduct which is considered by Company to be fraudulent, unlawful, or adverse to the interest, reputation, or business of the Company; (c) Employee dies during the term of this Agreement; (d) Employee experiences a total or partial disability from whatever cause that results in his failure to perform the essential functions of his normal duties, with reasonable accommodation, which disability is permanent, or persists to a point where it would become an undue hardship for Company to accommodate Employee; (e) Employee is convicted of a felony or crime of moral turpitude; (f) Employee uses alcohol or a controlled substance which materially impairs his ability to effectively perform his duties and obligations under this Agreement; (g) the misappropriation of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; or (h) the Board, by a majority vote, finds Employee is not performing the essential functions of his job.

ARTICLE IV CONFIDENTIALTIY

4.1
Confidentiality.
(a)
Employee agrees to keep all trade secrets and/or proprietary information (collectively, “Confidential Information” as defined in Section 4.1(b)

below)

of the Company in strict confidence and agrees not to disclose any Confidential Information to any other person, firm, association, partnership, corporation, or other entity for any reason except as such disclosure may be required in connection with Employee’s employment or as permitted pursuant to this Agreement. Employee further agrees not to use any Confidential Information for any purpose except on behalf of the Company.

(b)
For purposes of this Agreement, “Confidential Information” shall mean any information, process, or idea that the Company considers confidential, and/or that gives the Company a competitive advantage, including, without limitation, technology designs, suppliers, production costs or production information; marketing plans; business forecasts; and sales records. Employee understands that the above list is intended to be illustrative, and that other Confidential Information may currently exist or arise in the future. If Employee is unsure whether certain information or material is Confidential Information, Employee shall treat that information or material as confidential unless Employee is informed by the Company, in writing, to the contrary. Notwithstanding the foregoing, Confidential Information does not include: (i) any information of general knowledge in the industry of the Company; (ii) any information that is already public knowledge or becomes public knowledge other than through the act or omission of Employee, or (iii) any information that is acquired by Employee independently from a third party upon whom there is no confidentiality restriction.
(c)
Employee further agrees that upon termination of Employee’s employment with the Company, for whatever reason, Employee will surrender to the Company all of the property, notes, manuals, reports, documents and other tangibles or intangibles in Employee’s possession, including copies or electronic records thereof, which relate directly or indirectly to Confidential Information.
(d)
Except in the execution of Employee’s duties pursuant to this Agreement, subpoena, or legal process, Employee further agrees not to use, disclose, divulge, or publish Confidential Information without the prior written consent of the Company. In instances of subpoena or other legal process, within three (3) calendar days of Employee receiving the subpoena or the request for Confidential Information pursuant to a legal process, Employee shall notify the Company in writing of the nature of such subpoena or other legal process, and the Confidential Information sought to be obtained, so that the Company may object or seek to obtain a protective order. Employee may not produce Confidential Information sought in a subpoena or legal process, until the earlier of: (i) the Company consenting to the disclosure in writing; (ii) the time for the Company to object or seek a protective order has expired and the Company has made no such objection or failed to seek a protective order; or (iii) a court has determined that the Confidential Information must be disclosed and the Company has exhausted all legal remedies, including appeals, preventing the disclosure.
(e)
Nothing in this Section 4.1 is not intended to preclude or dissuade Employee from engaging in legally protected activities under the National Labor Relations Act (NLRA). This Section 4.1 is not intended to violate any local, state, or federal law. No provision or policy applies or will be enforced if it conflicts with or is superseded by any requirement or prohibition contained in federal, state, or local law, or regulation. Furthermore, nothing in this Agreement prohibits Employee from reporting concerns to, filing a charge or complaint with, making lawful disclosures to, providing documents or other information to, or participating in an investigation or hearing conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), Securities and Exchange Commission (SEC), or any other federal, state, or local agency charged with the enforcement of any laws.

ARTICLE V

ADDITIONAL COVENANTS AND REPRESENTATIONS

5.1
No Conflict; Violation with Other Agreements. Employee further represents that neither the execution nor the delivery of this Agreement, nor the performance of nor compliance with this Agreement, has resulted (or will result) in any violation of any contract or agreement to which Employee is bound.
5.2
Indemnification. In the event a court of competent jurisdiction determines that Employee breached the covenant, representation or warranty of Section 5.1, and enters an award of damages against the Company, Company owners, Company directors, or Company officers, Employee shall indemnify, defend and hold harmless the Company, its owners, directors and officers from any loss, liability, cost or other expense (including attorneys’ fees and expert witness fees) incurred by them or any of them arising from, any claim or claims resulting in such award.

ARTICLE VI MISCELLANEOUS

6.1
Assignments. Neither this Agreement nor any right, duty, obligation, or interest hereunder shall be assignable or delegable by Employee without the written consent of the Company. The Company shall have the right to assign this contract to its successors or assigns. Subject to the terms and prior provisions of this Paragraph, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors, and assigns.
6.2
Return of Other Property Not Involving Confidential Information. Employee, in addition to Employee’s obligations under Section 4.3, will immediately upon termination or expiration of this Agreement or upon Company’s earlier request, return to Company all originals and copies of any other property or information, not involving Confidential Information, owned by Company or any of its affiliates, as applicable, or relating to their respective businesses, that Employee has within or under Employee’s possession, custody or control, including, without limitation, all credit cards, papers, books, equipment, and files.
6.3
Intellectual Property.
(a)
Each and every Invention (defined below in Section 6.3(c) below) Employee makes during the period of time Employee is employed by the Company (a) which relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or (b) which results from any work Employee performs for the Company is the sole and exclusive property of the Company, and Employee agrees to assign and hereby assigns Employee’s entire right, title and interest in each such Invention to the Company. Each Invention Employee makes during the period of time Employee is employed by the Company for which no Company equipment, supplies, facilities or Confidential Information was used and which was developed entirely on Employee’s own time is Employee’s property, unless

(a) the Invention relates directly to the business of the Company or to the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Employee for the Company. If Employee asserts any property right in an Invention Employee makes during the period of time Employee is employed by the Company, Employee will promptly notify the Company in writing.

(b)
Employee will assist and fully cooperate with the Company in obtaining, maintaining, and asserting the fullest measure of legal protection, which the Company elects to obtain, maintain, or assert for Inventions in which it has a property right. Employee will also assist and fully cooperate with the Company in defending the Company against claims of violation of the intellectual property rights of others. Employee will be paid reasonable expenses for assisting, and cooperating with, the Company. Employee will execute any lawful document the Company requests Employee to execute relating to obtaining, maintaining, or asserting legal protection for any said Invention or in defending against claims of the violation of the intellectual property rights of others (including, but not limited to, executing applications, assignments, oaths, declarations, and affidavits) and Employee will make himself available for interviews, depositions, and testimony. In the event that the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf to execute and file any such application or applications, and to do all other lawfully- permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee.

(c)
"Invention" includes not only inventions (including, but not limited to, copyright works, trademarks, domain names, URLs, keywords, social media account or identification names, business networking / media account or identification names and mask works), but also innovations, improvements, discoveries, ideas and all other forms of intellectual property (including, but not limited to, copyright works and mask works) - whether or not any of the foregoing constitutes Confidential Information.
6.4
Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be personally delivered or sent by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith:

To the Company: AMMO, Inc.

Attn: Jared Smith, CEO

7681 E Gray Rd. Scottsdale, AZ 85260

To Employee: Paul Kasowski

6231 E. Evening Glow Dr Scottsdale, AZ 85266 paul.kasowski@outlook.com

Such notices shall be deemed received upon delivery, if personally delivered, or two days after deposit in the United States registered mail.

6.5
Amendments or Additions. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto.
6.6
Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
6.7
Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If, in any judicial proceedings, a court shall refuse to enforce one or more of the covenants or agreements contained herein because the duration thereof is too long, or the scope thereof is too broad, it is expressly agreed between the parties hereto that such scope or duration shall be deemed reduced to the extent necessary to permit the enforcement of such covenants or agreements.
6.8
Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
6.9
Modifications and Waivers. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.10
Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona without regard to its conflicts of law principles. Any disputes arising out of this Agreement or Employee’s employment with Employer shall be resolved by arbitration before a single arbitrator mutually selected by the parties. The arbitration shall be conducted in Maricopa County, Arizona. The arbitrator shall conduct the arbitration in accordance with the then current employment arbitration rules promulgated by the American Arbitration Association. While the arbitration shall be conducted in accordance with the then current employment arbitration rules promulgated by the American Arbitration Association, the arbitration shall not be administered by the American Arbitration Association. Instead, the arbitration shall be administered by the single arbitrator mutually selected by the parties. If an arbitrator cannot be agreed upon, each party shall select an arbitrator. The arbitrators selected by each of the parties shall then choose the ultimate single arbitrator who will arbitrate the disputes between the parties.
6.11
Taxes. Any payments provided for hereunder shall be paid net of any applicable withholding or other employment taxes required under federal, state, or local law.

6.12
Third Party Beneficiary. None of the terms or provisions of this Agreement shall be deemed or construed to create any third-party beneficiary rights to any person who is not a party hereto unless expressly otherwise provided; provided, however, the Employee’s family trust shall be deemed a third-party beneficiary.
6.13
Subsequent Litigation Costs. In the event of any legal proceeding in which one party alleges that the other has breached this Agreement, the prevailing party shall recover Employee’s or its litigation costs (including, without limitation, attorneys’ fees, expert witness fees and both taxable and non-taxable costs) incurred in connection with the dispute underlying such legal proceeding.
6.14
Cooperation in Dispute Resolution. Following termination of Employee’s employment with the Company for any reason, Employee shall be reasonably available to consult with the Company with regard to any potential or actual dispute the Company may have with any third party, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with Employee’s then-current professional activities.
6.15
Legal Representation; Construction. Each of the parties acknowledges that Company’s counsel, Jennifer L. Sellers of The Cavanagh Law Firm, prepared this Agreement, and the other documents contemplated hereby, for and on behalf of, and in the course of its representation of, Company, and that:

a.
Employee has received no representations about the tax or other legal consequences of this Agreement from the Company or it agents;
b.
Employee has been represented by its own counsel or had the opportunity to seek advice of independent counsel with respect to all aspects of this Agreement, and the documents contemplated hereby; and
c.
Because the Employee either retained counsel to review this Agreement or had the opportunity to retain counsel to review this Agreement, any rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be applied to the interpretation of this Agreement.
6.16
Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement concerning the subject matters covered by this Agreement and supersedes all prior agreements, letters of intent or understandings of any nature whatsoever between the parties with respect to the subject matters covered herein. No other agreements or understandings of any kind concerning the subject matters covered by this Agreement, whether express or implied in law or fact, have been made by the parties to this Agreement except as specifically set forth in this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Employment Agreement as of the Effective Date first written above.

COMPANY:

AMMO, Inc., a Delaware Corporation

By:

Jared Smith, CEO

EMPLOYEE:

Paul Kasowski